Exhibit 99.1

UNITED STATES BANKRUPTCY COURT SOUTHERN DISTRICT OF NEW YORK
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IN RE:	)	Chapter 11
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GETTY PETROLEUM MARKETING INC., et al.,	)	Case No. 11-15606 (SCC)
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Debtors.	)	Jointly Administered
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SETTLEMENT AGREEMENT REGARDING CLAIMS OF GETTY PROPERTIES

CORP., GETTYMART INC., AND LEEMILT’S PETROLEUM, INC.

WHEREAS, on December 5, 2011, Getty Petroleum Marketing Inc. and its subsidiaries (collectively, the “Debtors”), filed with this Court a voluntary petition for relief under chapter 11 of the Bankruptcy Code;

WHEREAS, on April 9, 2012, Getty Properties Corp., GettyMart Inc., and Leemilt’s Petroleum Inc. (each a “Realty Claimant,” and collectively, “Getty Realty”), submitted timely proofs of claim against the Debtors, which claims were assigned numbers 430, 431, 432, 435, 438, 440, 441, 442, and 443 (collectively, the “Realty Claims”);

WHEREAS, on August 24, 2012, the Court issued its Findings of Fact, Conclusions of Law and Order Confirming the Plan of Liquidation for Getty Petroleum Marketing Inc. and Its Subsidiary Debtors (the “Confirmation Order”) [Docket No. 714], confirming the First Amended Plan of Liquidation for Getty Petroleum Marketing Inc. and its Subsidiary Debtors Proposed by Official Committee of Unsecured Creditors (as amended or modified, the “Plan”)1;

WHEREAS, on September 24, 2012, the Plan became effective, and in accordance with the Plan and the Confirmation Order, the Getty Petroleum Marketing Inc. Liquidating Trust (the “Liquidating Trust”) was established, the appointment and designation of Alfred T. Giuliano as trustee of the Liquidating Trust (the “Trustee”) was approved, and the Liquidating Trust Assets were conveyed and transferred to the Liquidating Trust;

[1]	Capitalized terms not defined herein have the same meanings as in the Plan.

WHEREAS, the Plan provides for the Trustee to liquidate the Liquidating Trust Assets distributed to the Liquidating Trust under the Plan and make distributions on account of Allowed Claims in accordance with the Plan;

WHEREAS, on October 3, 2012, the Trustee and Getty Properties Corp. entered into an agreement (the “Funding Agreement”) [Docket No. 769, Ex. B], which the Court approved on October 22, 2012 [Docket No. 787], under which Getty Properties Corp. agreed, among other things, to make advances to the Trustee in connection with lawsuits against OAO Lukoil, Lukoil Americas Corp., and Lukoil North America LLC, and related parties (the “Lukoil Litigation”);

WHEREAS, in connection with the settlement of the Lukoil Litigation, a dispute arose concerning whether the Trustee was obligated to remit approximately $850,000 of the settlement proceeds to Getty Properties Corp. under the Funding Agreement (such amount, the “Disputed Funding Agreement Amount”), and the parties agreed that such funds would temporarily be held by the Trustee in an interest-bearing bank account and not distributed to creditors, pending further resolution of the dispute;

WHEREAS, the Liquidating Trust made an interim distribution to the Debtors’ creditors in January 2015 (the “January Interim Distribution”), but did not make a distribution at that time on account of the Realty Claims because such claims had not been allowed by order of the Court;

WHEREAS, the Trustee and Getty Realty have engaged in extensive discussions concerning the Realty Claims and the Disputed Funding Agreement Amount; and

WHEREAS, the Trustee and Getty Realty wish to avoid litigation concerning the allowability, amount, priority, and classification of the Realty Claims, as well as the parties’ respective rights to the Disputed Funding Agreement Amount, and have reached a consensual resolution on the terms and conditions set forth herein;

NOW, THEREFORE, IT IS HEREBY STIPULATED AND AGREED, AND UPON COURT APPROVAL HEREOF, IT IS ORDERED THAT:

1. The Realty Claims shall be treated as a single Allowed General Unsecured Claim in the aggregate amount of $170,000,000.00.

2. Within 15 days of the order approving this Settlement Agreement becoming final and nonappealable, the Liquidating Trust shall:

a. Make a “catch up” distribution to Getty Realty on account of the Realty Claims such that Getty Realty’s percentage recovery on those claims from such distribution is equal to the percentage recovery of other Allowed General Unsecured Claims as a result of the January Interim Distribution; and

b. Make a cash payment to Getty Realty of $550,000.00 of the Disputed Funding Agreement Amount.

3. Subject to the Court’s entry of an order approving this Settlement Agreement, and the parties’ obligations hereunder, each of the Realty Claimants, on the one hand, and each of the Trustee, the Trustee’s accountants and financial advisors, the Liquidating Trust, and the Liquidating Trust Assets (collectively, as such releases are granted by the Realty Claimants, the “Trustee Released Parties”), on the other hand, on behalf of themselves and each and any of their respective agents, attorneys, directors, officers, employees, members, managers, affiliates, successors, and assigns, hereby releases, remises, and forever discharges the other of and from any and all claims, debts, demands, liabilities, agreements, obligations, controversies, actions, causes of action, suits, costs, attorneys’ fees, expenses, damages, liens, judgments, and orders, of any nature whatsoever, at law or in equity or otherwise, whether asserted or unasserted, whether known or unknown, from the beginning of time forward, relating to the Debtors’ chapter 11 cases, the post-confirmation wind-down of the Liquidating Trust, the Realty Claims, and the Disputed Funding Agreement Amount, excluding, however, any claims that Getty Realty might assert in the future from an act or omission of the Trustee in connection with distributions due to Getty Realty in connection with this Settlement Agreement or the Realty Claims.

4. Nothing in this Settlement Agreement or any order of the Court approving the Settlement Agreement shall affect or impair the rights, claims, or causes of action of any Realty Claimant or its affiliates against any party that is not a Trustee Released Party (including insofar as a Realty Claimant seeks to hold a non-Trustee Released Party liable as an alter-ego of a Debtor or on a similar basis). The releases granted herein shall not prejudice any Realty Claimant’s right to name a Debtor as a nominal party in a lawsuit against a non-Trustee Released Party (including in the event a Realty Claimant seeks to hold a non-Trustee Released Party liable as an alter-ego of a Debtor or on a similar basis) solely for purposes of meeting applicable pleading or procedural requirements (if any). In the event Realty names a Debtor as a nominal party, Realty shall not be entitled to any recovery from such Debtor, and agrees to completely indemnify and hold harmless the Liquidating Trust, Trustee and its advisors for the same. Without limiting the foregoing, Realty shall pay—within 15 days of presentment by the Trustee or its counsel, and without dispute or negotiation—all invoices submitted by the Trustee or its counsel relating to fees and/or costs actually incurred by the Trustee or counsel for its involvement/participation in any such suit, it being understood and agreed that any fees incurred by counsel shall be at counsel’s then standard hourly rates provided to all firm clients, and all invoices which contain simply “hours incurred x hourly rates” will be deemed reasonably incurred for payment purposes.

(signature pages to follow)

Dated:	March 3, 2015
New York, New York

ALFRED T. GIULIANO, LIQUIDATING TRUSTEE FOR THE GETTY PETROLEUM MARKETING INC. TRUST

By his attorneys

/s/ Andrew N. Goldman Andrew N. Goldman andrew.goldman@wilmerhale.com

WILMER CUTLER PICKERING
HALE & DORR LLP
7 World Trade Center
250 Greenwich Street
New York, New York 10007
Telephone: (212) 230-8800

Dated:	March 3, 2015
New York, New York

GETTY PROPERTIES CORP., GETTYMART INC., AND LEEMILT’S PETROLEUM, INC.

By their authorized representative

/s/ David Driscoll David Driscoll,
Chief Executive Officer

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